Exhibit 99.1

SIZELER PROPERTY INVESTORS, INC. REPORTS THAT RECENT STORMS HAVE NOT AFFECTED COMPANY OPERATIONS

NEW ORLEANS, JULY 12/PRNewswire-FirstCall/ -- Sizeler Property Investors, Inc. (NYSE:SIZ), an equity real estate investment trust (REIT) which invests in income producing retail centers and apartment properties in the southern United States, announced today that the recent storms -- Cindy and Dennis -- which affected the Gulf region had minor effects on its properties located in the area. The properties in Florida experienced power outages and non-consequential, physical damage. The Company's properties are all fully functioning and operating on a normal basis. As of today, the Company does not anticipate any loss of revenue as a result of these storms.

The Company's properties are insured to protect the Company against financial loss, subject to deductibles, from physical damage, rental income or liability attributable to the effect of natural disasters, such as tropical storms and hurricanes. The Company expects that it will incur costs for clean-up and minor property repair in amounts that are below the deductibles of its insurance policies.

SOURCE Sizeler Property Investors, Inc.

Forward-Looking Statements

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company's securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company's properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company's properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company's properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year; and (p) inability of the Company to implement its strategic initiatives for foregoing or other reasons. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Sizeler Property Investors, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.